Exhibit 10.1

Conformed Copy

Published CUSIP Numbers:

Deal: 235854AL0

Revolver: 235854AM8

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 10, 2015,

among

DANAHER CORPORATION

and certain of its Subsidiaries,

as Borrowers,

BANK OF AMERICA, N.A.,

as Administrative Agent and a Swing Line Lender,

the other LENDERS party hereto,

CITIBANK, N.A.,

as Syndication Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

BNP PARIBAS,

HSBC BANK USA, NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC., THE BANK OF TOKYO – MITSUBISHI UFJ,

LTD., BNP PARIBAS SECURITIES CORP., U.S. BANK NATIONAL ASSOCIATION,

HSBC SECURITIES (USA) INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES

2.01	Commitments and Pro Rata Shares
5.06	Litigation
7.01	Existing Liens
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A-1	Committed Loan Notice
A-2	Swing Line Loan Notice
B-1	Bid Request
B-2	Competitive Bid
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Designated Borrower Request and Assumption Agreement
G	Designated Borrower Notice
H	Opinion of Counsel

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 10, 2015 (this “Agreement”), is entered into among DANAHER CORPORATION, a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and a Swing Line Lender.

W I T N E S S E T H :

WHEREAS, the Company, certain Subsidiaries of the Company party thereto, certain of the Lenders (the “Existing Lenders”) and Bank of America, N.A., as administrative agent, entered into that certain Credit Agreement dated as of July 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain revolving credit facilities available to the Borrowers in accordance with the terms thereof; and

WHEREAS, the Company, the Designated Borrowers, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety to provide for a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one percent.

“Absolute Rate Loan” means a Bid Loan denominated in Dollars that bears interest at a rate determined with reference to an Absolute Rate.

“Act” has the meaning specified in Section 11.21.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, an Arranger and a Swing Line Lender), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders, which, as of the date hereof are equal to $4,000,000,000.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than Dollars) that is approved in accordance with Section 1.07.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means, on any date of determination, an amount equal to the difference between (a) 90% of the Aggregate Commitments on such date and (b) the Outstanding Amount of Bid Loans denominated in a Requested Currency on such date. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.12.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	Facility Fee	Eurocurrency Rate Loans	Base Rate Loans
1	≥ AA-/Aa3	0.040%	0.635%	0.000%
2	A+/A1	0.050%	0.700%	0.000%
3	A/A2	0.070%	0.805%	0.000%
4	A-/A3	0.090%	0.910%	0.000%
5	< BBB+/Baa1	0.125%	1.125%	0.125%

For purposes of the definition of “Applicable Rate,” “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that

(a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to (a) any borrowings and payments related to Committed Loans denominated in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and (b) any borrowings and payments related to the Bid Loans made by a Lender in any Alternative Currency or any Requested Currency, the local time in the place of settlement for such Alternative Currency or Requested Currency, as the case may be, as may be determined by such Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas Securities Corp. US Bank National Association and HSBC Securities (USA) Inc. in its capacity as a joint lead arranger and joint bookrunner in respect of the Commitments hereunder.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or such other form as the Administrative Agent and the Company may reasonably approve.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off Balance Sheet Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, as filed with the Company’s Form 10-K filed with the SEC by the Company on February 24, 2015.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; provided that in no event shall the Base Rate be less than 0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to the applicable Borrower.

“Bid Loan Requested Currency Sublimit” means an amount equal to the lesser of (a) $400,000,000 and (b) 90% of the Aggregate Commitments. The Bid Loan Requested Currency Sublimit is part of, and not in addition to, the Bid Loan Sublimit and the Aggregate Commitments.

“Bid Loan Sublimit” means an amount equal to the lesser of (a) $400,000,000 and (b) the Aggregate Commitments. The Bid Loan Sublimit is part of, and not in addition to the Aggregate Commitments.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1 hereto.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing, a Bid Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or such other state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives relating to capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to the Company, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of the Company or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) Steven M. Rales and Mitchell P. Rales) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (in each case, with such approval either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director); provided, that no Change of Control shall be deemed to occur as a result of any changes in the board of directors of the Company in connection with, or occurring as a result of the Separation.

“Citi” means Citibank, N.A. and its successors.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01 and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company and, if applicable, any Designated Borrower.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the Guaranty made by the Company in favor of the Administrative Agent and the Lenders, in respect of the Obligations of the Designated Borrowers pursuant to Article X of this Agreement.

“Competitive Bid” means a written offer by a Lender to make one or more Bid Loans, substantially in the form of Exhibit B-2 hereto, duly completed and signed by a Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Assets” means the aggregate of all assets of the Company and its Subsidiaries (including the value of all existing sale and leaseback transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with GAAP), appearing on the most recent available consolidated balance sheet of the Company and its Subsidiaries at their net book values, after deducting related depreciation, amortization and other valuation reserves, all prepared in accordance with GAAP.

“Consolidated Current Liabilities” means the aggregate of the current liabilities of the Company and its Subsidiaries appearing on the most recent available consolidated balance sheet of the Company and its Subsidiaries, all in accordance with GAAP. In no event shall Consolidated Current Liabilities include any obligation of the Company and its Subsidiaries issued under a revolving credit or similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date thereof but by the terms of such agreement such obligation may be renewed or extended or the amount thereof reborrowed or refunded at the option of the Company or any Subsidiary for a term in excess of twelve months from the date of determination.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) Attributable Indebtedness in respect of capital leases and (c) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of Persons other than the Company or any Subsidiary.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) the sum of such Consolidated Funded Indebtedness plus Shareholders’ Equity as of such date.

“Consolidated Net Assets” means Consolidated Assets after deduction of Consolidated Current Liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to fund any portion of the Committed Loans or participations in Swing Line Loans required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder unless such Lender, acting reasonably and in good faith, notifies the Administrative Agent that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (specifically identified and including the particular default, if any) or unless such failure has been cured, (b) has notified the Company, the

Administrative Agent or any other Lender that it does not intend to comply with its funding obligations unless such Lender notifies the Administrative Agent that such failure is the result of such Lender’s determination, acting reasonably and in good faith, that one or more conditions precedent to funding has not been satisfied (specifically identified and including the particular default, if any) or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute unless such failure has been cured, (d) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (e)(i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its parent company by any Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, each Swing Line Lender and each other Lender promptly following such determination.

“Designated Affiliate” has the meaning specified in Section 11.07(i).

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the target of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any Requested Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Requested Currency, as the case may be.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vii) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or, to the knowledge of the Company, a Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or, to the knowledge of the Company, a Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate (where, for Multiemployer Plans, the occurrence of an imposition is to the knowledge of the Company).

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Bid Margin” means the margin above or below the Eurocurrency Rate to be added to or subtracted from the Eurocurrency Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the FRB.

“Eurocurrency Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurocurrency Rate.

“Eurocurrency Rate” means,

(a) with respect to any Loan:

(i) denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(ii) with respect to a Loan denominated in any Non-LIBOR Quoted Currency, the rate per annum as designated by the Company and the Administrative Agent with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.07(a); and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Eurocurrency Margin Bid Loan.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning specified in the introductory paragraphs hereto.

“Existing Lenders” has the meaning specified in the introductory paragraphs hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) that certain fee letter dated as of June 4, 2015 among the Company, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (ii) that certain fee letter dated as of June 4, 2015 between the Company and Citigroup Global Markets Inc., (iii) that certain fee letter dated as of June 4, 2015 among the Company and US Bank, National Association, (iv) that certain fee letter dated as of June 4, 2015 among the Company, Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, (v) that certain fee letter dated as of June 4, 2015 between the Company and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (vi) that certain fee letter dated as of June 4, 2015 among the Company, HSBC Bank USA, National Association and HSBC Securities (USA) Inc. and (vii) that certain fee letter dated as of June 4, 2015 among the Company, BNP Paribas and BNP Paribas Securities Corp.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Obligor” has the meaning specified in Section 5.12.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States or a state thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to each Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except as otherwise provided in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Increase Effective Date” has the meaning set forth in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Off Balance Sheet Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar limited liability entity organized under the laws of a jurisdiction other than the United States or a state thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Off Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitees” has the meaning set forth in Section 11.05.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (in the case of any Eurocurrency Rate Committed Loan) converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or, if agreed by each applicable Lender, nine or twelve months) thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice or Bid Request, as the case may be; and (b) as to each Absolute Rate Loan, a period of not less than 14 days and not more than 180 days as selected by a Borrower in its Bid Request; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, without limitation all Environmental Laws.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lenders.

“Lender Party” means the Administrative Agent and each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, a Bid Loan or a Swing Line Loan.

“Loan Documents” means this Agreement (including the Company Guaranty), each Designated Borrower Request and Assumption Agreement, each Note, each Request for Borrowing and the Fee Letters.

“Loan Parties” means, collectively, the Company and each Designated Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Regulations” means Regulations T, U and X of the FRB.

“Margin Stock” has the meaning specified in the Margin Regulations.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party with respect to the senior credit facility provided hereunder; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party with respect to the senior credit facility provided hereunder; or (d) a material adverse effect upon the rights and remedies of the Administrative Agent or any Lender under any Loan Document.

“Maturity Date” means the date that is five (5) years after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NetScout Sale” means the disposition by the Company of its communications business pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated as of October 12, 2014 among, inter alia, the Company and NetScout Systems, Inc.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) or (c) an agreement for the sale of receivables or like assets creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Committed Loans and Bid Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans or Bid Loans occurring on such date; and (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Pall Corporation Acquisition” means the acquisition of Pall Corporation, a New York corporation, by the Company pursuant to that certain Agreement and Plan of Merger dated as of May 12, 2015, among the Company, Pentagon Merger Sub, Inc., a wholly-owned Subsidiary of the Company, and Pall Corporation.

“Participant” has the meaning specified in Section 11.07(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to the Pension Funding Rules, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time, subject to adjustment as provided in Section 2.16; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Pro Rata Share of each Lender shall be adjusted on each Increase Effective Date as provided in Section 2.15(g).

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning set forth in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Borrowing” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice; (b) with respect to a Bid Loan, a Bid Request; and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requested Currency” means any currency other than Dollars or an Alternative Currency.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, chief accounting officer, corporate controller, general counsel or any executive vice president of the Company, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Company and, (c) solely for purposes of notices given pursuant to Article II, any other officer of the Company so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency or a Requested Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02; and (c) such additional dates as (i) the Administrative Agent shall determine for the purposes of determining the Alternative Currency Equivalent or Dollar Equivalent amounts of Borrowings and Outstanding Amounts as contemplated hereunder or (ii) the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency and (c) with respect to disbursements and payments in connection with a Bid Loan made by a Bid Loan Lender in any Requested Currency, same day or other funds as may be determined by such Bid Loan Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Requested Currency.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Separation” means the separation of the Company into two separate, independent companies, whether by way of dividend, distribution, spin-off, split-off, exchange, reorganization, merger, sale and/or offering of securities or otherwise, which the Company indicated its intention to pursue in a press release issued on May 13, 2015; provided, that after giving effect to the Separation, Danaher Corporation will remain a Borrower under this Agreement.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, each Subsidiary of the Company which as of the most recently ended fiscal year of the Company contributed or was accountable for at least 5% of the revenues of the Company and its Subsidiaries determined on a consolidated basis for such year.

“SPC” has the meaning specified in Section 11.07(g).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means (a) the rate determined by the Administrative Agent to be the rate published by Reuters (or such other commercially available source providing such rates as may be designated by the Person acting in such capacity) as the spot rate for the purchase of such currency with another currency at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; and (b) if the rate referenced in the preceding clause (a) is not available at such time for any reason, then such rate shall be the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means each of Bank of America and Citi, each in its capacity as a provider of Swing Line Loans, and any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Percentage” means, with respect to each Swing Line Lender, 50%.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments. For the avoidance of doubt, the Swing Line Sublimit of each Swing Line Lender shall mean an amount equal to the lesser of (i) 37,500,000 and (ii) the Aggregate Commitments.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Threshold Amount” means $250,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan or Eurocurrency Rate Loan, and (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurocurrency Margin Bid Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Yen” and “¥” mean the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) All references to any Person shall also refer to the successors and assigns of such Person permitted hereunder.

1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) For purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat operating leases and capital leases each in a manner consistent with its current treatment under GAAP as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with 0.5 of a unit being rounded upward).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies and Requested Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, or conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency or a Requested Currency, such amount shall be the relevant Alternative Currency equivalent or Requested Currency equivalent, as the case may be, of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.07 Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 15 Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such Requested Currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company.

1.08 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND BORROWING

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Company or a Designated Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Committed Loans and Bid Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice, provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of

$1,000,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower; provided, however, that if as of the date of any Committed Loan Notice requesting a Committed Borrowing, there are Swing Line Loans outstanding, the Company shall be deemed to have requested that a portion of the requested Committed Loans in a principal amount equal to the outstanding principal amount of such Swing Line Loans be denominated in Dollars. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Company or such other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the

Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Company there are Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any Swing Line Loans, and second, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Committed Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Committed Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders; provided, however, that without the consent of the Required Lenders any Eurocurrency Rate Committed Loans denominated in an Alternative Currency may be continued only for a one month Interest Period at any time that a Default has occurred and is continuing and no Event of Default has occurred and is continuing. At any time that an Event of Default has occurred and is continuing, the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Committed Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

(f) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Committed Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Committed Loans shall, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Committed Loans are denominated in Dollars, automatically be converted into Base Rate Committed Loans, and (B) if such Eurocurrency Rate Committed Loans are denominated in any Alternative Currency, be repaid by the Borrowers.

2.03 Bid Loans.

(a) General. Subject to the terms and conditions set forth herein, each Lender agrees that the Company may from time to time request the Lenders to submit offers to make loans (each such loan, a “Bid Loan”) to the Company or a Designated Borrower in Dollars, in one or more Alternative Currencies or in one or more Requested Currencies prior to the Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid

Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit, (iii) the aggregate Outstanding Amount of all Bid Loans denominated in a Requested Currency shall not exceed the Bid Loan Requested Currency Sublimit and (iv) the aggregate Outstanding Amount of Loans denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit. There shall not be more than five different Interest Periods in effect with respect to Bid Loans at any time.

(b) Requesting Competitive Bids. The Company may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent not later than 12:00 noon (i) one Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) five Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans. Each Bid Request shall specify (i) the requested date of the Bid Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Bid Loans requested, (iii) the Type of Bid Loans requested, (iv) the currency of the requested Bid Loans, (v) if applicable, the Designated Borrower requesting such Bid Loans, (vi) the account of the Company or the applicable Designated Borrower to which such Bid Loan should be funded, and (vii) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Company and, if applicable, the Designated Borrower requesting such Bid Loans. Each Bid Borrowing that is to consist of Absolute Rate Loans may only be denominated in Dollars. No Bid Request shall contain a request for (i) more than one Type of Bid Loan or (ii) Bid Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole and absolute discretion, the Company may not submit a Bid Request if it has submitted another Bid Request within the prior five Business Days.

(c) Submitting Competitive Bids.

(i) The Administrative Agent shall promptly notify each Lender of each Bid Request received by it from the Company and the contents of such Bid Request.

(ii) Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (B) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans; provided, however, that any Competitive Bid submitted by Bank of America in its capacity as a Lender in response to any Bid Request must be submitted to the Administrative Agent not later than 10:15 a.m. on the date on which Competitive Bids are required to be delivered by the other Lenders in response to such Bid Request. Each Competitive Bid shall specify (1) the proposed date of the Bid Borrowing; (2) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Lender, and (y) may not exceed the principal amount of Bid Loans for which

Competitive Bids were requested; (3) if the proposed Bid Borrowing is to consist of Absolute Rate Bid Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (4) if the proposed Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Eurocurrency Bid Margin with respect to each such Eurocurrency Margin Bid Loan and the Interest Period applicable thereto; (5) the identity of the bidding Lender; (6) the account of such Lender to which payments of principal and interest in respect of such Bid Loan are to be paid, and (7) if applicable, the Applicable Time for borrowing and payment of such Bid Loan.

(iii) Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request, or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

(iv) Subject only to the provisions of Sections 3.02, 3.03 and 4.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d) Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Administrative Agent shall notify the Company of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e) Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, and (ii) four Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Company shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d) on behalf of itself or any applicable Designated Borrower. The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall be in writing and shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

(i) the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

(ii) the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurocurrency Bid Margins within each Interest Period; and

(iii) the Company may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f) Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurocurrency Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurocurrency Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period.

(g) Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h) Notice of Eurocurrency Rate. If any Bid Borrowing is to consist of Eurocurrency Margin Loans, the Administrative Agent shall determine the Eurocurrency Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Company and the Lenders that will be participating in such Bid Borrowing of such Eurocurrency Rate.

(i) Funding of Bid Loans. Each Lender that has received (A) notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Company and (B) notice from the Administrative Agent that the conditions set forth in Section 4.02 have been satisfied, shall make the amount of its Bid Loan(s) available directly to the applicable Borrower in immediately available funds at such account as set forth in the related Bid Request not later than 1:00 p.m., in the case of Bid Loans denominated in Dollars, or the Applicable Time, in the case of Bid Loans denominated in an Alternative Currency or a Requested Currency, on the date of the requested Bid Borrowing.

(j) Payment of Bid Loans. Each Borrower which has received a Bid Loan from a Lender shall make all payments of principal and interest in respect of such Bid Loan directly to such Lender as provided in Section 2.12(a)(v).

(k) Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, each Swing Line Lender shall make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Swing Line Lender’s Swing Line Percentage of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Committed Loans of each Lender acting as a Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made only upon the Company’s irrevocable notice to each Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to each Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by each Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by each Swing Line Lender of any telephonic Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lenders have received notice from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lenders not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, each Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Percentage of the applicable Swing Line Loan available to the Company at its office by (1) crediting the account of the Company on the books of such Swing Line Lender in Same Day Funds or (2) wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) such Swing Line Lender by the Company.

(c) Refinancing of Swing Line Loans.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the applicable Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of either Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the applicable Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of such Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Company for interest on the applicable Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

2.05 Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (v) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the applicable Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) No Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

(c) The Company may, upon notice to each Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lenders and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(d) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Loans in an aggregate amount equal to such excess.

(e) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit, the Bid Loan Sublimit or the Bid Loan Requested Currency Sublimit exceeds the amount of the Aggregate Commitments, the Swing Line Sublimit, the Bid Loan Sublimit or the Bid Loan Requested Currency Sublimit, as the case may be, shall be automatically reduced by the amount of such excess; and (v) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b) Each Borrower shall repay each Bid Loan made to such Borrower on the last day of the Interest Period in respect thereof.

(c) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. Swing Line Loans outstanding on the date of a Committed Borrowing shall also be repaid with the proceeds of such borrowing as provided in Section 2.02(b).

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus (or minus) the Eurocurrency Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by any Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any other Event of Default exists, each Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. On each Interest Payment Date for a Base Rate Loan, interest accrued on such Loan to but excluding such Interest Payment Date shall be due and payable. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (subject to Section 2.16 with respect to any Defaulting Lender), a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans and Swing Line Loans), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans or Swing Line Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met. The facility fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). On each such payment date all facility fees which have accrued to but excluding any such payment date shall be due and payable. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever; provided, however, that such fees in respect of each Bid Request shall be fully earned and accrue upon the delivery of such Bid Request by the Company pursuant to Section 2.03(b).

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11 Evidence of Debt. (a) The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally. (a) (i) All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. (ii) Except as otherwise expressly provided herein and except with respect to principal of and interest on Bid Loans and any Committed Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. (iii) Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Committed Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.

If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. (iv) All payments received by the Administrative Agent (A) after 2:00 p.m., in the case of payments in Dollars, or (B) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. (v) All payments by each Borrower hereunder with respect to principal and interest on any Bid Loans made by a Lender shall be made directly to such Lender at the account of such Lender specified in such Lender’s Competitive Bid in Same Day Funds not later than 2:00 p.m., in the case of payments in Dollars, or the Applicable Time specified by such Lender in its Competitive Bid, in the case of payments in an Alternative Currency or a Requested Currency, on the dates specified herein. All payments received by any such Lender (A) after 2:00 pm, in the case of payments in Dollars, or (B) after the Applicable Time specified by such Lender, in the case of payments in an Alternative Currency or a Requested Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Each such Lender which receives any such payment in respect of principal or interest on any Bid Loan shall promptly provide a written receipt thereof to both the Company and the Administrative Agent.

(b) If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless any Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan or Bid Loan, as the case may be, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it, or the participations in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, without interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers. (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit F (a “Designated Borrower Request and Assumption Agreement”). The Administrative Agent shall provide each Lender with a copy of each Designated Borrower Request and Assumption Agreement promptly upon receipt thereof. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received (i) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole reasonable discretion (including, without, limitation, (A) documentation and information to evaluate any withholding tax or regulatory matters under applicable Laws as may arise in respect of any Loans made to such Applicant Borrower and the manner in which Eurocurrency Rate Committed Loans may be made available to such Applicant Borrower and (B) such other reasonable documentation and information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act, to the extent reasonably requested by any Lender through the Administrative Agent) and (ii) Notes signed by such Applicant Borrower to the extent any Lender so requires. Promptly following receipt of all such requested documents and information from an Applicant Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit G (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof. Upon the effective date specified in a Designated Borrower Notice, the Designated Borrower designated therein may request Committed Loans hereunder and request Bid Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice may be submitted by or on behalf of such Designated Borrower until the Business Day following such effective date. If an Applicant Borrower is unable to provide the documentation or other information requested by the Administrative Agent as a condition to such Applicant Borrower being entitled to request Committed Loans hereunder, then subject to the satisfaction of the other conditions set forth in this Section 2.14(a) with respect to such Applicant Borrower in the sole reasonable discretion of the Administrative Agent, with the consent of the Administrative Agent (but without any consent of any Lenders), any such Applicant Borrower shall nonetheless be entitled to request Bid Loans as a Borrower hereunder, but notwithstanding anything contrary contained in this Agreement such Applicant Borrower shall not be entitled to receive any Committed Loans and shall not be a Borrower with respect to Committed Loans (and the Designated Borrower Notice for such Applicant Borrower shall so indicate).

(b) The Obligations of each Designated Borrower which is a Foreign Subsidiary shall be several in nature. The Obligations of each Designated Borrower shall be guaranteed by the Company pursuant to the Company Guaranty.

(c) Each Subsidiary of the Company that becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) Any Lender may, with notice to the Administrative Agent and the Company pursuant to Section 11.07(i), fulfill its Commitment hereunder in respect of any Committed Loans requested to be made by such Lender to a Designated Borrower not organized under the laws of the United States or any State thereof (each a “Foreign Designated Borrower”), by causing an Affiliate of such Lender to act for such Lender to make such Committed Loans to such Designated Borrower in the place and stead of such Lender as provided in Section 11.07(i). Each Foreign Designated Borrower may only request Committed Loans which are Eurocurrency Rate Committed Loans.

(e) If any Lender determines that it would be unlawful under applicable Law, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Committed Loans to an Applicant Borrower, then such Lender may deliver written notice of such determination not later than 10 Business Days following receipt by such Lender of the applicable Designated Borrower Request and Assumption Agreement for such Applicant Borrower pursuant to Section 2.14(a), which notice shall describe in reasonable detail the Law or assertion of a Governmental Authority giving rise to such impediment. The Company shall have the right to replace any Lender delivering such a notice as provided in Section 11.16. Following delivery of such notice by a Lender with respect to an Applicant Borrower the Administrative Agent shall not deliver a Designated Borrower Notice confirming such Applicant Borrower as a Designated Borrower which is permitted to request Committed Loans hereunder unless and until such Lender has been replaced pursuant to Section 11.16. Notwithstanding any such notice, this Section 2.14(e) shall not limit the Administrative Agent’s authority to deliver a Designated Borrower Notice confirming an Applicant Borrower as a Designated Borrower which is permitted to request Bid Loans hereunder.

(f) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination; provided that any such termination shall not release such Designated Borrower from any obligations that arose prior to such termination. The Administrative Agent will promptly notify the Company and the Lenders of any such termination of a Designated Borrower.

2.15 Increase in Commitments. (a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $1,000,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $100,000,000, and (ii) the Company may make a maximum of five such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees, in its sole and absolute discretion, to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the Swing Line Lenders (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate with respect to each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, provided, however, that for these purposes, the reference to Closing Date in the representation and warranty in Section 5.06(b) shall be deemed to be a reference to the Increase Effective Date, (B) since the later of the date of the Audited Financial Statements and the date of the most recent financial statements delivered pursuant to Section 6.01(a), no event, circumstance or development shall have occurred that constituted or could reasonably be expected to constitute or have a Material Adverse Effect, and (C) no Default or Event of Default exists or would exist after giving effect to such increase. The Company shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(g) Revised Pro Rata Shares. If any such increase has become effective, on the Increase Effective Date the Administrative Agent shall notify each Lender of their revised Pro Rata Shares after giving effect to such increase.

2.16 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under any Loan Document (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Swing Line Lenders hereunder; third, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the Outstanding Amount of the Committed Loans funded by it (and the Company shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans pursuant to Section 2.04, the

“Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender (to the extent of non-funded amounts); provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(v) Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, and the Swing Line Lenders agree in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Extension of Maturity Date.

(a) Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the first anniversary of the Closing Date and not later than 35 days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), make a one-time request that each Lender extend such Lender’s Maturity Date for an additional one year from the Existing Maturity Date, which such request shall indicate the date by which each Lender shall respond to such request (which shall not be earlier than 30 days after the date the Administrative Agent is notified of such request) (such date, the “Notice Date”) and the date on which such extension shall be effective (which shall not be earlier than 35 days after the date the Administrative Agent is notified of such request, unless otherwise agreed by the Administrative Agent in its sole discretion) (such date, the “Effective Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given on or prior to the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly, and in any event not more than three Business Days after the Notice Date.

(d) Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.16; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Effective Date, then, effective as of the Effective Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Effective Date signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Any and all payments by the Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, branch profits taxes, back-up withholding taxes, and franchise or other similar taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized, maintains a lending office or does business (other than doing business solely as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) to the extent reasonably practicable, within 30 days after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by such Borrower under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If any Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, such Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Each Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a written demand therefor, which demand shall be made within 90 days of the date such Lender or the Administrative Agent pays such Taxes or Other Taxes to the relevant Governmental Authority.

(e) Without limiting the obligations of the Lenders under Section 11.15 regarding delivery of certain forms and documents to establish such Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or any Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) If and to the extent that any Lender or the Administrative Agent, in its sole discretion (exercised in good faith), determines that it has received or been granted a credit against, relief from, a refund or remission of, or a repayment of, any Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, and such credit, refund, relief or remission has been obtained, utilized and fully retained by such Lender or the Administrative Agent on an affiliated group basis, then such Lender or the Administrative Agent shall pay to the Borrowers an amount which such Lender or the Administrative Agent determines, in its sole discretion (exercised in good faith) will leave it, after the payments, in the same after-tax position as it would have been in had the payments required under this Section 3.01 not been required to be made by the Borrowers; provided however that (i) such Lender or the Administrative Agent shall be the sole judge of the amount of such credit, refund, relief or remission and the date on which it is received; (ii) such Lender or the Administrative Agent shall not be obliged to disclose information regarding its tax affairs or tax computations; (iii) nothing in this Section 3.01(f) shall interfere with such Lender’s or the Administrative Agent’s right to manage its tax affairs in whatever manner it sees fit; and (iv) if such Lender or the Administrative Agent shall subsequently determine that it has lost all or a portion of such tax credit, refund, relief or remission, the Borrowers shall promptly remit to such Lender or the Administrative Agent the amount certified by such Lender or the Administrative Agent to be the amount necessary to restore such Lender or the Administrative Agent to the position it would have been in if no payment had been made pursuant to this Section.

(g) The Borrowers’ obligations to indemnify a Foreign Lender or pay additional amounts to a Foreign Lender under this Section 3.01 are subject to Section 11.15(a)(iii).

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). Each Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 3.01(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such

Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable and good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. (a) If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Committed Loan or a conversion to or continuation thereof that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Committed Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan (whether denominated in Dollars or an Alternative Currency) (in each case with respect to clauses (i) and (ii) above, “Impacted Loans”), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Committed Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Committed Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Committed Loans or Interest Periods) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Committed Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(b) If the Administrative Agent or any Bid Loan Lender determines that for any reason in connection with any request for a Eurocurrency Margin Bid Loan that (i) deposits (whether in Dollars or an Alternative Currency or a Requested Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Margin Bid Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Margin Bid Loan (whether denominated in Dollars or an Alternative Currency or a Requested Currency) (in each case with respect to clauses (i) and (ii) above, “Impacted Margin Bid Loans”), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Margin Bid Loan does not adequately and fairly reflect the cost to such Lender of funding such Eurocurrency Margin Bid Loan, the Administrative Agent will promptly so notify the Company and each such Lender. Thereafter, the obligation of such Lenders to make or maintain Eurocurrency Margin Bid Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Margin Bid Loans or Interest Periods) until the Administrative Agent (upon the instruction of such Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of Eurocurrency Margin Bid Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Margin Bid Loans or Interest Periods).

(c) Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Company and the Required Lenders, in the case of Impacted Loans, and in consultation with the Company and the applicable Bid Loan Lender(s), in the case of Impacted Margin Bid Loans, may establish an alternative interest rate for the Impacted Loans and Impacted Margin Bid Loans, respectively, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans and Impacted Margin Bid Loans, as applicable, until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans or Impacted Margin Bid Loans, as applicable, under clauses (a)(i) or (ii) or clauses (b)(i) or (ii) of this section, as applicable, (2) the Administrative Agent or the Required Lenders, in the case of Impacted Loans, or the Administrative Agent or the Bid Loan Lender(s), in the case of Impacted Margin Bid Loans, notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or Impacted Margin Bid Loans, as applicable, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans. (a) If any Lender reasonably determines that as a result of any Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, converting to, continuing, funding, maintaining or participating in Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided, (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) that such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Company under any other provision of this Agreement (including any reserve requirements included in determining the Eurocurrency Rate).

(b) If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon demand of such Lender (with a copy of such demand to the Administrative Agent) the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, that (x) such Lender shall be generally seeking, or intending generally to seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrowers under any other provision of this Agreement (including any reserve requirements included in determining the Eurocurrency Rate).

(c) The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Each Lender agrees to use reasonable efforts to designate a different Lending Office if, in the reasonable and good faith judgment of such Lender, such designation will avoid the need for the Company to pay any additional amount, or will reduce the amount required to be paid by the Company, pursuant to this Section 3.04 to such Lender and will not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.16;

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation. (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Each Lender may make any Loan to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment would reasonably be expected to (i)

eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, not subject such Lender to any unreimbursed cost or expense. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 and, in each case, such Lender declining or being unable to designate a different Lending Office in accordance with Section 3.06(b), or if any Lender is a Defaulting Lender pursuant to Section 2.16, the Company may replace such Lender in accordance with Section 11.16.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic (pdf.) transmissions (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Company in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized or formed, and is validly existing, in good standing in its jurisdiction of organization, including certified copies of the Company’s Organization Documents, and certificates of good standing;

(v) a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Company, addressed to the Administrative Agent and each Lender, in the form set forth in Exhibit H;

(vi) a certificate signed by a Responsible Officer of the Company certifying, as of the Effective Date, (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Swing Line Lenders or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date pursuant to the Loan Documents shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least two Business Day prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that (i) such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent and (ii) the Administrative Agent may in its discretion waive this condition without obtaining the consent of the Required Lenders).

(d) Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Each Lender that has signed this Agreement and that is a lender under the Existing Credit Agreement shall also be deemed to have waived the requirement under Section 2.06 of the Existing Credit Agreement for five Business Days’ advance notice of the termination of the Existing Credit Agreement contemplated by such Section.

4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers contained in Article V or any representations and warranties of any Loan Party in other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (provided that such materiality qualifier shall not apply to the extent that any such representation or warranty is already qualified or modified by materiality in the text thereof), on and as of the date of such Borrowing (or, for the purposes of Section 4.01(a)(vi), as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (provided that such materiality qualifier shall not apply to the extent that any such representation or warranty is already qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) the representations and warranties in subsection (c) of Section 5.05, subsection (b) of Section 5.06, and Section 5.10 need only be true and correct on and as of the Closing Date.

(b) No Default shall exist, or would result from such proposed Borrowing (or, for the purposes of Section 4.01(a)(vi), from the occurrence of the Closing Date).

(c) The Administrative Agent and, if applicable, the Swing Line Lenders, shall have received a Request for Borrowing in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Committed Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing or as of such earlier date, as applicable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party except to the extent that such conflict, breach, contravention, Lien or violation could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) any thereof as have been obtained, taken or made on or prior to the Closing Date and remain in full force and effect and (ii) any reports required to be filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934; provided, that the failure to make any such filings referred to in this clause (ii) shall not affect the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(c) As of the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as of the Closing Date, except as set forth on Schedule 5.06 (based on facts and circumstances known to the Borrowers), are reasonably likely to result in an adverse determination and, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Subsidiaries are in compliance with all Environmental Laws, except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

5.10 ERISA Compliance.

(a) The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to Pension Funding Rules has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event likely to result in a material liability for any Borrower has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to result in a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 304 or 4201 of ERISA with respect to a Multiemployer Plan; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator pursuant to Section 4041(c) of ERISA thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.11 Margin Regulations; Investment Company Act. (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12 Foreign Obligor Representations. (a) Each Loan Party that is a Foreign Subsidiary (a “Foreign Obligor”) is subject to civil and commercial law with respect to its obligations under this Agreement and the other Loan Documents to which such Foreign Obligor is a party (collectively, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the law of the jurisdiction in which any Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which any Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Foreign Obligor is organized and existing either (A) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents to which the Foreign Obligor is a party or (B) on any payment to be made by the Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by any Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (A) such as have been made or obtained or (B) such as cannot be made or obtained until a later date (provided that any notification or authorization described in immediately preceding clause (B) shall be made or obtained as soon as is reasonably practicable).

5.13 OFAC. (a) Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its Subsidiaries, is an individual or entity that is (i) currently the target of any Sanctions or (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, and (b) neither the Company, any Subsidiary nor, to the knowledge of the Company, any director or officer of the Company is organized or resident in a Designated Jurisdiction, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under applicable Law.

5.14 Anti-Corruption Laws. The Company and its Subsidiaries have instituted and maintained policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to (provided that, in each case, so long as no Default exists, nothing in this Article VI shall be deemed to prohibit the consummation of the NetScout Sale, the Pall Corporation Acquisition or the Separation):

6.01 Financial Statements. Deliver to the Administrative Agent (with a copy for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 75 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a financial statement report and opinion of Ernst & Young or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (with a copy for each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any final management letter submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company, or any audit of the Company;

(c) promptly after the same are available, copies of each annual report, proxy statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and current reports which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the Company has notified the Administrative Agent of any intention by the Company to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies (including by telecopy or other electronic means) of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Notify the Administrative Agent (x) in the case of clause (a) below, within five (5) days of any Responsible Officer obtaining actual knowledge, and (y) in all other cases, promptly upon any Responsible Officer of the Company obtaining actual knowledge:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, to the extent such matters in clauses (i), (ii) or (iii) could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event which may result in a material liability for the Company or any of its Subsidiaries;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary; and

(e) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods and tax extensions): (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in each case, (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Subsidiary or (ii) where such failure could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.02 or (ii) in the case of a Subsidiary of the Company, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.02 or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 [Intentionally omitted].

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired but not more than once a year unless an Event of Default has occurred and is continuing, upon not less than ten (10) days advance notice to the Company given in accordance with Section 11.02; provided, however, that (a) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice, (b) all visits or discussions by any Lender shall be coordinated through the Administrative Agent and (c) a Responsible Officer of the Company shall be present during any discussions with the Company’s independent public accountants.

6.10 Compliance with ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except in each case where the failure to comply with this Section 6.10 could not reasonably be expected to have a Material Adverse Effect.

6.11 Use of Proceeds. Use the proceeds of the Borrowings for general corporate purposes of the Company and its Subsidiaries (including working capital, capital expenditures, acquisitions and share repurchases), in each case not in contravention of any Law or of any Loan Document.

6.12 Anti-Corruption Laws. Maintain policies and procedures designed to promote and achieve compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any Subsidiary (except that Section 7.02 shall apply to the Borrowers only) to, directly or indirectly (provided that, in each case, so long as no Default exists, nothing in this Article VII shall be deemed to prohibit the consummation of the NetScout Sale, the Pall Corporation Acquisition or the Separation):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01;

(c) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted by the Company;

(d) security interests on any property or assets of any Subsidiary to secure indebtedness owing by it to the Company or to another Subsidiary of the Company;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves, if any are so required by GAAP, with respect thereto are maintained on the books of the applicable Person;

(f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) deposits to secure the performance of bids, trade contracts and leases (other than for money borrowed), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(j) any interest or title of a lessor under any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(k) licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(l) Liens arising from precautionary UCC financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(m) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code and Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(n) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary;

(o) Liens encumbering the Company’s or any of its Subsidiary’s equity interests or other investments in any joint venture (i) securing obligations (other than Indebtedness) of the Company or such Subsidiary under the joint venture agreement for such joint venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(p) other Liens securing Indebtedness in an aggregate outstanding principal amount on any date not to exceed 15% of Consolidated Net Assets of the Company and its Subsidiaries as of the most recently completed fiscal quarter of the Company prior to such date;

(q) the replacement, extension or renewal of any Lien permitted by clause (b) or (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(r) any Liens on any property, assets or equity or other ownership interests created to secure Indebtedness incurred by the Company or any of its Subsidiaries in connection with the Separation (provided that this clause (r) shall cease to apply to any such Liens to the extent (x) the Separation has not been consummated within 180 days of the creation of such Liens or (y) such Liens continue to encumber property, assets or equity or other ownership interests of the Company or any of its Subsidiaries as of a date which is 30 days after the consummation of the Separation).

7.02 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, any Borrower may merge or consolidate with or into another Person if either (a) such Borrower is the surviving Person or (b) the Person formed by such consolidation or into which the Borrower is merged (any such Person, the “Successor”) shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each Lender, in form reasonably satisfactory to the Administrative Agent (which writing shall include, without limitation, a certification as to pro forma compliance with Section 7.04), the due and punctual payment of the principal of and interest on the Loans and the performance of the other Obligations under this Agreement (including, with respect to the Company, the Company Guaranty) and the other Loan Documents on the part of such Borrower to be performed or observed, as fully as if such Successor were originally named, with respect to the Company, as the initial Borrower in this Agreement, or with respect to any other Borrower, as a Designated Borrower in this Agreement.

7.03 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, in each case, in a manner which violates or contravenes the Margin Regulations.

7.04 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 0.650:1.

7.05 Sanctions. To the Company’s knowledge, use the proceeds of any Loan to fund any business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State or otherwise authorized under applicable Law, or in any other manner that will result in a violation by any party to any Loan Document (including any Lender, Arranger, Administrative Agent, Swing Line Lender, or otherwise) of Sanctions.

7.06 Anti-Corruption Laws. To the Company’s knowledge, use the proceeds of any Loan for any purpose which would result in a material violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any commitment, facility, utilization or other fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to any Borrower), 6.09, 6.10 or 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after any Lender shall have given written notice thereof to the Company (through the Administrative Agent and in accordance with Section 11.02(a)(i)) or any Responsible Officer of the Company shall have otherwise become aware of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (after giving effect to any applicable grace periods) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default occurs under the terms of (and as defined in) any such instrument or agreement, in each case the effect of which failure or other event of default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, the acceleration of the maturity thereof, with the giving of notice if required, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than, for the avoidance of doubt, (1) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition; provided that such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (or equivalent term, as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount, and in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within 5 Business Days following such Early Termination Date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Significant Subsidiary (i) a final and non-appealable judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance or other reasonably creditworthy indemnitor as to which the insurer or such indemnitor does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, and (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party (or any other Person with respect to any material provision of any Loan Document) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control with respect to the Company.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. (a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, facility fees and utilization fees) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid facility fees, and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

(b) For purposes of calculating the portion of any such amount received by the Administrative Agent in any currency to be applied as provided in Section 8.03(a), the Administrative Agent may designate the date of such receipt as a Revaluation Date for purposes of determining the Spot Rates of the currency in which such amount is denominated and the Spot Rates of any currencies in which any applicable Obligations are denominated. The Administrative Agent shall so apply any such amount by making payments denominated in the same currency as the amount so received by the Administrative Agent is denominated.

(c) The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any such application in a currency (the “Application Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the date of any such application by the Administrative Agent of any such amount in the Application Currency, (i) in the case of any such application to Obligations in respect of a Bid Loan made by a Bid Loan Lender, such Bid Loan Lender, or (ii) in the case of any such application to any other Obligations, the Administrative Agent, may, in accordance with normal banking procedures, purchase the Agreement Currency with the Application Currency. If the amount of the Agreement Currency so purchased is less than the Obligations originally due to the Administrative Agent or any applicable Lender from any Borrower in the Agreement Currency, such Borrower acknowledges that the applicable Obligations shall remain outstanding to the extent of such difference. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any applicable Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly provided in Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any

such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company at all times other than during the existence of an Event of Default, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.07 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative

Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as a Swing Line Lender. If Bank of America or any other Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of an applicable successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, and (b) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agents, documentation agents or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

COMPANY GUARANTY

10.01 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each Designated Borrower now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Company Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Designated Borrower to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding under any Debtor Relief Law involving such Designated Borrower.

10.02 Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The Obligations of the Company under or in respect of this Company Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Company Guaranty, irrespective of whether any action is brought against any applicable Designated Borrower or any other Loan Party or whether such Designated Borrower or any other Loan Party is joined in any such action or actions. This Company Guaranty is an absolute and unconditional guaranty of payment when due, and not of collection, by the Company of the Guaranteed Obligations. The liability of the Company under this Company Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any setoffs, counterclaims or defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any applicable Designated Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;

(f) the existence of any claim, set-off or other right which the Company may have at any time against any Designated Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transaction;

(g) any invalidity or unenforceability relating to or against any applicable Designated Borrower or any other Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by any applicable Loan Party of the Guaranteed Obligations;

(h) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (the Company waiving any duty on the part of the Lender Parties to disclose such information);

(i) the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any such other guarantor or surety with respect to the Guaranteed Obligations; or

(j) any other circumstance (including, without limitation, any statute of limitations) whatsoever (in any case, whether based on contract, tort or any other theory) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Company, any other Loan Party or surety, other than a defense of payment and performance.

This Company Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization under any applicable Debtor Relief Law of any applicable Designated Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

10.03 Waivers and Acknowledgments. The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Company Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

(i) The Company hereby unconditionally and irrevocably waives any right to revoke this Company Guaranty and acknowledges that this Company Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(ii) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Loan Parties or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of the Company under this Company Guaranty.

(iii) The Company acknowledges that the Administrative Agent may, without notice to or demand upon the Company and without affecting the liability of the Company under this Company Guaranty, foreclose under any mortgage as may secure any Obligation by nonjudicial sale, and the Company hereby waives any defense to the recovery by the Administrative Agent and the other Lender Parties against the Company of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.

(iv) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(v) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

10.04 Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any applicable Designated Borrower, or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company Obligations under or in respect of this Company Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against such Designated Borrower, any other Loan Party or any other insider guarantor or any collateral for the Obligations, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Designated Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the date (the “Termination Date”) which is the later of (a) the date of the termination of the Availability Period and (b) the date of the indefeasible payment in full of all the Obligations in cash (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made). If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Company Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Company Guaranty thereafter arising. If the Termination Date shall have occurred, the Administrative Agent will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Company Guaranty.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the

Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (subject to Section 2.16 and as further provided below with respect to any Defaulting Lender):

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments or commitment reductions required thereby without the written consent of each Lender;

(f) amend Section 1.07 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h) release the Company from the Company Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) Section 8.03 may not be changed in any manner that would alter the pro rata sharing of payments required thereby without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

11.02 Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or any Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company, the Administrative Agent and the Swing Line Lenders.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (A) actual receipt by the relevant party hereto and (B) (1) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (2) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (3) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (4) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered as provided in subsection (b) below; provided, however, that notices and other communications to the Administrative Agent and the Swing Line Lenders pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lenders and the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the Swing Line Lenders. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Swing Line Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Costs and Expenses. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and recording, documentary and similar taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be paid promptly and, in any case under clause (b) of this Section 11.04, within 20 Business Days after written demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05 Indemnification by the Company.

(a) Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Lender, each Arranger and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) a material breach by such Indemnitee of its express obligations under the applicable Loan Document or (y) result from claims of any Indemnitee solely against one or more other Indemnitees (and not by one or more Indemnitees against the Administrative Agent or any Arranger in such capacity) that have not resulted from the action, inaction, participation or contribution of the Company or its Subsidiaries or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability to any party hereto or its Affiliates for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of such Indemnitee’s activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within 20 Business Days after written demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, any Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

(b) To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally, and not jointly, agrees to pay to the Administrative Agent (or any such sub-agent), such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Outstandings at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.12(e).

11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

11.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that it shall not be unreasonable for the Company to refuse consent to any Person that is not engaged in the making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice (sent in accordance with Section 11.02(a)(i)) of such proposed assignment;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Swing Line Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment Resulting in Additional Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant Borrowers without the imposition of any additional Taxes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (A) entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.03 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment and (B) subject to obligations in Section 3.01(e) and (f); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. An Eligible Assignee of a Lender shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than such Lender would have been entitled to receive as of the date such Eligible Assignee became a party to this Agreement; provided, however, that this limitation shall not apply to any Eligible Assignee designated by the Company pursuant to Section 11.16; and provided, further, that this limitation shall also not apply with respect to Loans to Borrowers not a party to this Agreement as of the date such Eligible Assignee became a party to this Agreement.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent or the Swing Line Lender, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05(b) without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 11.15 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 and Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan

Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, such Swing Line Lender may, upon 30 days’ notice to the Company and the Lenders, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the applicable Swing Line Lender as Swing Line Lender. If any Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(i) Designated Affiliates. Notwithstanding anything to the contrary contained herein, a Granting Lender may grant to an Affiliate of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (a “Designated Affiliate”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make to a Designated Borrower not organized under the laws of the United States or any State thereof pursuant to this Agreement; provided, however, that if a Designated Affiliate elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any Designated Affiliate nor the exercise by any Designated Affiliate of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01 and 3.04), (ii) no Designated Affiliate shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting

Lender shall for all purposes (other than the funding of Committed Loans to such Designated Borrower), including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by a Designated Affiliate hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any Designated Affiliate may with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender.

11.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives who need to know such information for the purposes set forth in this Section 11.08 and who have been advised of and have acknowledged their obligation to keep such information confidential in accordance with this Section 11.08, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction relating to a Borrower and its obligations, (g) with the prior written consent of the Company, (A) to any rating agency when required by it and (B) the CUSIP Service Bureau or any similar organization or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.08 or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; provided, however, that the source of such information was not known by the Administrative Agent, such Lender or such Affiliate, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

For purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or any of its businesses, other than any such information that is publicly available or otherwise available to the Administrative Agent or any Lender, as the case may be, on a nonconfidential basis prior to disclosure by any Loan Party; provided, however, that the source of such information was not known by the Administrative Agent or such Lender, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and the Lenders

acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. Each Person who receives Information pursuant to this Agreement shall use such Information solely for the purpose of fulfilling such Person’s obligations or exercising such Person’s rights under this Agreement.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness at any time owing by such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness or are owed to a branch or office of or such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.09 are in addition to their other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic (pdf.) transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than unasserted indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made).

11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN-E or W-8BEN, if applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that any Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) No Borrower shall be required to indemnify any Foreign Lender or to pay any additional amount to any Foreign Lender under Section 3.01, (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a), (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender and any date such Lender has ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any Change in Law, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate, (C) if the obligation to withhold or to pay such additional amounts existed under the Laws of the United States on the date such Foreign Lender became a party to this Agreement, (D) if the obligation to withhold or to pay such additional amounts is imposed under FATCA, (E) with respect to any SPC, to the extent provided in Section 11.07(g), (F) with respect to any Participant, to the extent provided in Section 11.07(e), (G) with respect to any Eligible Assignee, to the extent provided in Section 11.07(b), (H) with respect to any Designated Affiliate, to the extent provided in Section 11.07(i), or (I) if the obligation to indemnify or pay such additional amounts arose after the date such Foreign Lender became a party to this Agreement and is in respect of any payment under this Agreement made by the Company (or any other Borrower which is a Domestic Subsidiary and which became a party to this Agreement prior to the date such Foreign Lender became a party to this Agreement), for any reason other than any Change in Law.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which any Borrower is not required to pay additional amounts under Section 3.01 or this Section 11.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 certifying that such Lender is not subject to back-up withholding. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

(d) The Administrative Agent shall provide the Company with a copy of any forms or other documents provided by any Lender to the Administrative Agent pursuant to Section 3.01(e) and this Section 11.15.

11.16 Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense, and with the efforts of the Company and the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.17 Governing Law. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary for any Lender Party to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures such Lender Party could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to such Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Judgment Currency, such Lender Party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender Party from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to such Lender Party in such currency, such Lender Party agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.20 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) except as expressly set forth in Section 11.07(c), neither the Administrative Agent nor any Lender or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Lenders or Arrangers has advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender or Arranger has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency (except for any breach of the express terms of Section 11.07(c)) or fiduciary duty. Each Borrower agrees that it will not claim that any of the Administrative Agent, the Lenders or Arrangers has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Borrower, in connection with any transactions contemplated hereby.

11.21 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

11.22 Margin Stock. Each Lender hereby confirms that it has not relied upon any Margin Stock of the Company or any of its Subsidiaries as collateral in extending or maintaining its Commitment hereunder.

11.23 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.24 Amendment and Restatement. In order to facilitate this amendment and restatement and otherwise to effectuate the desires of the Borrowers, the Administrative Agent and the Lenders:

The Borrowers, the Administrative Agent and the Lenders hereby agree that, on the Closing Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Credit Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

Notwithstanding this amendment and restatement of the Existing Credit Agreement, including anything in this Section 11.24, and of any related “Loan Documents” (as such term is defined in the Existing Credit Agreement and referred to herein, individually or collectively, as the “Prior Loan Documents”), (a) all Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement and other Prior Loan Documents (the “Existing Obligations”) shall continue as Obligations hereunder to the extent not repaid on or before the Closing Date, (b) each of this Agreement and the Notes and any other Loan Document (as defined herein) that is amended and restated in connection with this Agreement is given as a substitution for, and not as a payment of, the indebtedness, liabilities and Existing Obligations of the Borrowers under the Existing Credit Agreement or any other Prior Loan Document and (c) neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Existing Credit Agreement or of any of the other Prior Loan Documents or any obligations thereunder.

The parties hereby agree that (i) on the Closing Date, the Commitments shall be as set forth in Schedule 2.01 and (ii) the transactions contemplated under this Section 11.24 shall not give rise to any obligation of the Borrowers to make any payment under Section 3.04 or 3.05 of the Existing Credit Agreement (other than with respect to obligations to make such payments to any lender party to the Existing Credit Agreement who is not also a party to this Agreement).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DANAHER CORPORATION

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Title:	Vice President & Treasurer

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender and a Swing Line Lender

By:	/s/ Lindsay Kim
Name:	Lindsay Kim
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

CITIBANK N.A., as a Lender and a Swing Line Lender

By:	/s/ Susan Olsen
Name:	Susan Olsen
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Ravneet Mumick
Name:	Ravnett Mumick
Title:	Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Nicholas Rabier
Name:	Nicholas Rabier
Title:	Managing Director

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul L. Hatton
Name:	Paul L. Hatton
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kenneth R. Fieler
Name:	Kenneth R. Fieler
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

BARCLAYS BANK PLC, as a Lender

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Lingzi Huang
Name:	Lingzi Huang
Title:	Authorized Signatory

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

MIZUHO BANK, Ltd., as a Lender

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jason C. Hedrick
Name:	Jason C. Hedrick
Title:	Authorized Signatory

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

INTESA SANPAOLO S.p.A – NEW YORK BRANCH, as a Lender

By:	/s/ William S. Denton
Name:	William S. Denton
Title:	Global Relationship Manager

By:	/s/ Maddalena Revelli
Name:	Maddalena Revelli
Title:	Assistant Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

SANTANDER BANK, N.A., as a Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Gene R. Riego de Dios
Name:	Gene R. Riego de Dios
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mauricio Saishio
Name:	Mauricio Saishio
Title:	Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Lisa DeCristofaro
Name:	Lisa DeCristofaro
Title:	SVP

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Jeffrey Dears
Name:	Jeffrey Dears
Title:	Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Verónica Incera
Name:	Verónica Incera
Title:	Managing Director

By:	/s/ Mauricio Benitez
Name:	Mauricio Benitez
Title:	Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES, as a Lender

By:	/s/ Kiuli Chan
Name:	Kiuli Chan
Title:	Director

By:	/s/ Diane Pockaj
Name:	Diane Pockaj
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

DANSKE BANK A/S, as a Lender

By:	/s/ Gert Carstens	/s/ Merete Ryvald-Christensen
Name:	Gert Carstens	Merete Ryvald-Christensen
Title:	Senior Loan Manager	Chief Loan Manager

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

DBS BANK LTD., as a Lender

By:	/s/ Yeo How Ngee
Name:	Yeo How Ngee
Title:	Managing Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

ICICI BANK LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ Madhukar Reddy
Name:	Madhukar Reddy
Title:	Head – Corporate Banking

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

NORDEA BANK FINLAND PLC, NEW YORK & CAYMAN ISLAND BRANCHES, as a Lender

By:	/s/ Gustaf Stael von Holstein
Name:	Gustaf Stael von Holstein
Title:	Head of Risk Management

By:	/s/ Leena Parker
Name:	Leena Parker
Title:	Senior Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Steven Day
Name:	Steven Day
Title:	Assistant Vice President

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Felipe Macia A2789
Name:	Felipe Macia A2789
Title:	Managing Director
Syndications, Americas

By:	/s/ Hsing H. Huang
Name:	Hsing H. Huang
Title:	Associate Director
Standard Chartered Bank NY

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Richard Yarnold
Name:	Richard Yarnold
Title:	Director

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

LLOYDS BANK plc, as a Lender

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President – P003

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Managing Director – F002

Danaher Corporation

Amended and Restated Credit Agreement

Signature Page

SCHEDULE 2.01

COMMITMENTS

AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$200,000,000.00	5.000000000%
Citibank, N.A.	$200,000,000.00	5.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$200,000,000.00	5.000000000%
BNP Paribas	$200,000,000.00	5.000000000%
HSBC Bank USA, National Association	$200,000,000.00	5.000000000%
U.S. Bank National Association	$200,000,000.00	5.000000000%
Wells Fargo Bank, National Association	$200,000,000.00	5.000000000%
Barclays Bank PLC	$150,000,000.00	3.750000000%
Credit Suisse AG, Cayman Islands Branch	$150,000,000.00	3.750000000%
Deutsche Bank AG New York Branch	$150,000,000.00	3.750000000%
Goldman Sachs Bank USA	$150,000,000.00	3.750000000%
Mizuho Bank, Ltd.	$150,000,000.00	3.750000000%
Royal Bank of Canada	$150,000,000.00	3.750000000%
Intesa Sanpaolo S.p.A. – New York Branch	$150,000,000.00	3.750000000%
Sumitomo Mitsui Banking Corporation	$150,000,000.00	3.750000000%
Santander Bank, N.A.	$150,000,000.00	3.750000000%
JPMorgan Chase Bank, N.A.	$110,000,000.00	2.750000000%
The Bank of Nova Scotia	$110,000,000.00	2.750000000%
The Northern Trust Company	$110,000,000.00	2.750000000%
Morgan Stanley Bank, N.A.	$100,000,000.00	2.500000000%
The Bank of New York Mellon	$70,000,000.00	1.750000000%
Banco Bilbao Vizcaya Argentaria S.A., New York Branch	$70,000,000.00	1.750000000%
Commerzbank AG New York and Grand Cayman Branches	$70,000,000.00	1.750000000%
Danske Bank A/S	$70,000,000.00	1.750000000%
DBS Bank Ltd.	$70,000,000.00	1.750000000%
ICICI Bank Limited, New York Branch	$70,000,000.00	1.750000000%
Nordea Bank Finland Plc, New York & Cayman Island Branches	$70,000,000.00	1.750000000%
PNC Bank, National Association	$70,000,000.00	1.750000000%
Standard Chartered Bank	$70,000,000.00	1.750000000%
Westpac Banking Corporation	$70,000,000.00	1.750000000%
Lloyds Bank plc	$70,000,000.00	1.750000000%
Morgan Stanley Senior Funding, Inc.	$50,000,000.00	1.250000000%

Total	$4,000,000,000.00	100.000000000%

SCHEDULE 5.06

LITIGATION

Any actions, suits, proceedings, claims or disputes disclosed in the Company’s or Pall Corporation’s filings with the SEC prior to the Closing Date.

SCHEDULE 7.01

EXISTING LIENS

Debtor	Description	Approximate Lien Amount
Videojet	Capital Lease, Wood Dale IL building	$19 million
Sybron	Capitalized Lease, Romulus MI building	$6 million
Sybron	Capitalized Lease, Glendora CA building	$2 million
Hemocue	Capitalized Lease, Angelholm Sweden building	$16 million

Debtor	Secured Party	Description of Collateral
Danaher Corporation	Citibank, N.A.	Accounts Receivable from the Stanley Works Co. purchased by Citibank, N.A., per the terms of the Supplier Agreement

Beckman Coulter, Inc.	De Lage Landen Financial Services, Inc.	The Purchased Paper, all Payments due from Customer, all Related Documents and proceeds, Equipment and proceeds, and all the Collateral under Master Agreement dated December 23, 1998 and assigned to De Lage as at June 18, 1999

Tektronix, Inc.	Citibank, N.A.	Accounts and all other forms of obligations (“Accounts Receivable”) owing to Tektronix by Stanley Black & Decker, Inc. and it subsidiaries and affiliates, to the extent such Accounts Receivable are purchased by Secured Party under Supplier Agreement

AB Sciex LLC	De Lage Landen Financial Services, Inc.	All payments under delivery Order No. HHSN2612010001710 between Applied Biosystems, LLC and National Institutes of Health National Cancer Institute pursuant to Contract No. GS26F5927A

AB Sciex LLC	De Lage Landen Financial Services, Inc.	Contract Payments, proceeds under Contract Schedule No. 01, dated as of June 18, 2014 to Federal Receivables Master Purchase Agreement, dated June 17, 2014

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

DANAHER CORPORATION

and DESIGNATED BORROWERS:

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

Website Address: www.danaher.com

U.S. Taxpayer Identification Number:

Attention: Vice President and Treasurer

Telephone:

Facsimile:

E-Mail:

Attention: Executive Vice President, Chief Financial Officer

Telephone:

Facsimile:

E-Mail:

Attention: Vice President, Associate General Counsel

Telephone:

Facsimile:

E-Mail:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office (for payments and Requests for Borrowings):

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-05-46

Charlotte, North Carolina 28255

Attention:     Jennifer Thayer

Telephone:

Facsimile:

E-Mail:

Account No. (for Dollars): 1366212250600

Reference: Danaher Corp.

ABA Number: 026009593

Account No. (for Euro): 96272019

Reference: Danaher Corp.

Swift Code: BOFAGB22

IBAN GB63BOFA16505096272019

Account No. (for Sterling): 96272027

Reference: Danaher Corp.

London Sort Code: 16-50-50

Swift Code: BOFAGB22

IBAN GB63BOFA16505096272019

Account No. (for Yen): 96272011

Reference: Danaher Corp.

Swift Code: BOFAJPJX

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

555 California Street, 4th Floor

Mail Code: CA5-705-04-09

San Francisco, California 94104

Attention:     Liliana B. Claar

Telephone:

Facsimile:

E-Mail:

SWING LINE LENDERS:

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-05-46

Charlotte, North Carolina 28255

Attention:     Jennifer Thayer

Telephone:

Facsimile:

E-Mail:

Account No.:   1366212250600

Reference:       Danaher Corp.

ABA No.:        026009593

Citibank, N.A.

Attention:   Global Loans/Agency

Facsimile:

E-Mail:

Telephone:

ABA #021000089

Account #36852248

Account Name: Agency/Medium Term Finance

Reference: Danaher Corporation

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):

☐ A Borrowing of Committed Loans        ☐ A conversion or continuation of Loans

1. On                                                                           (a Business Day).

2. In the amount of                                                                          .

3. Comprised of                                                                            .

                                         [Type of Committed Loan requested]

4. In the following currency:                                                        .

5. For Eurocurrency Rate Loans: with an Interest Period of                  months.

6. On behalf of [insert name of applicable Designated Borrower].

The Committed Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.

DANAHER CORPORATION

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as a Swing Line Lender
Citibank, N.A., as a Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1. On                              (a Business Day).

2. In the amount of $                                     .1

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

DANAHER CORPORATION

By:
Name:
Title:

[1]	The Swing Line Borrowing will be funded 50% by Bank of America and 50% by Citi.

A-2

Form of Swing Line Loan Notice

EXHIBIT B-1

FORM OF BID REQUEST

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

The Lenders are invited to make Bid Loans to [the Company] [specify applicable Designated Borrower]:

1. On                                                                   (a Business Day).

2. In [Dollars] [specify other currency] in an aggregate amount not exceeding [the Dollar Equivalent of] $                             (with any sublimits set forth below).

3. Comprised of (select one):

☐ Bid Loans based on an Absolute Rate

☐ Bid Loans based on Eurocurrency Rate

Bid Loan No.	Interest Period requested	Maximum principal amount requested
1	_______days/mos	$
2	_______days/mos	$
3	_______days/mos	$

4. The Bid Borrowing requested herein is to be made available to [the Company] [specify applicable Designated Borrower] at the following account: [account information].

The Bid Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.03(a) of the Agreement.

B-1-1

Form of Bid Request

The Company authorizes the Administrative Agent to deliver this Bid Request to the Lenders. Responses by the Lenders must be in substantially the form of Exhibit B-2 to the Agreement and must be received by the Administrative Agent by the time specified in Section 2.03 of the Agreement for submitting Competitive Bids.

DANAHER CORPORATION

By:
Name:
Title:

[DESIGNATED BORROWER]

By:
Name:
Title:

B-1-2

Form of Bid Request

EXHIBIT B-2

FORM OF COMPETITIVE BID

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

In response to the Bid Request dated ,             ,         the undersigned offers to make the following Bid Loan(s) to [the Company] [specify applicable Designated Borrower]:

1. Borrowing date:                                                            (a Business Day).

2. In [Dollars] [specify other currency] in an aggregate amount not exceeding [the Dollar Equivalent of] $                                 (with any sublimits set forth below).

3. Comprised of:

Bid Loan No.	Interest Period offered	Bid Maximum	Absolute Rate Bid or Eurocurrency Margin Bid*
1	_______days/mos	$	(– +) %
2	_______days/mos	$	(– +) %
3	_______days/mos	$	(– +) %
4	All payment of principal and interest in respect of this Bid Loan shall be paid to the undersigned at the following account: [account information].
5	The Applicable Time for borrowing and payment of such Bid Loan(s) are: [specify time(s)].

*	Expressed in multiples of 1/100th of a basis point.

B-2-1

Form of Competitive Bid

Contact Person:                                                              Telephone:

[LENDER]

By:
Name:
Title:

******************************************************************************

THIS SECTION IS TO BE COMPLETED BY THE COMPANY IF IT WISHES TO ACCEPT ANY OFFERS CONTAINED IN THIS COMPETITIVE BID:

The offers made above are hereby accepted in the amounts set forth below:

Bid Loan No.	Principal Amount Accepted
$
$
$

DANAHER CORPORATION

By:	Date:	________________________________
Name:
Title:

[DESIGNATED BORROWER]

By:	Date:	________________________________
Name:
Title:

B-2-2

Form of Competitive Bid

EXHIBIT C

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                     or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among [the Borrower] [Danaher Corporation], the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest on Committed Loans made by the Lender shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. All payments of principal and interest on Bid Loans made by the Lender to the Borrower shall be paid directly to the Lender as provided in Section 2.03 of the Agreement. [All principal and interest on Swing Line Loans made to the Borrower by the Lender shall be paid directly to the Lender as provided in Section 2.04 of the Agreement.] If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Note is also entitled to the benefits of the Company Guaranty*.] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

*	Include this sentence if the Borrower is a Designated Borrower.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[DANAHER CORPORATION]

[OR APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                    of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

Form of Compliance Certificate

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,             .

DANAHER CORPORATION

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 7.04 – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Sum of Consolidated Funded Indebtedness
	plus Shareholders’ Equity at Statement Date:	$

C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B):	to 1

Maximum permitted: 0.650:1

Form of Compliance Certificate

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Danaher Corporation and certain subsidiaries thereof, as Designated Borrowers

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Amended and Restated Credit Agreement, dated as of July 10, 2015, among Danaher Corporation and certain subsidiaries thereof, as borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment for all Lenders[8]	Amount of Commitment Assigned	Percentage Assigned of Commitment[9]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][10]

8.	Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][11] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][12]

[DANAHER CORPORATION]

By:
Title:

Consented to:

BANK OF AMERICA, N.A., as a Swing Line Lender

By:
Title:

[11]	To be added for Administrative Agent only if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
[12]	To be added unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

Form of Assignment and Assumption

CITIBANK, N.A., as
a Swing Line Lender

By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

DANAHER CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 11.07(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F

FORM OF DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of                      (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Committed Loans and request Bid Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Committed Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.

F-1

Form of Designated Borrower Request and Assumption Agreement

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

DANAHER CORPORATION

By:
Name:
Title:

F-2

Form of Designated Borrower Request and Assumption Agreement

EXHIBIT G

FORM OF DESIGNATED BORROWER NOTICE

Date:             ,

To:	Danaher Corporation

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Amended and Restated Credit Agreement, dated as of July 10, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Danaher Corporation, a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and a Swing Line Lender, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of [the date hereof] [            ] shall be a Designated Borrower and may receive Committed Loans for its account and request Bid Loans on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

G-1

Form of Designated Borrower Notice

EXHIBIT H

FORM OF OPINION OF COUNSEL

See attached.

H-1

Form of Opinion of Counsel